Exhibit 10.2

SCHEDULE OF PARTICIPATING EXECUTIVE OFFICERS

Armstrong World Industries, Inc. has given substantially similar grant letters to the following executives. The executives are eligible for a cash retention payment equal to the stated percentage of their current annualized base salary.

Matthew J. Angello	100%
F. Nicholas Grasberger	100%
John N. Rigas	100%
Stephen J. Senkowski	100%
William C. Rodruan	60%